ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM (the "Addendum") to the Employment Agreement, dated March 1, 2009, as amended, (the "Agreement") by and among Roma Bank (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 2300 Route 31, Robbinsville, New Jersey, Roma Financial Corporation (the “Company”), a federal mid-tier stock holding company, with its principal administrative office at 2300 Route 31, Robbinsville, New Jersey, and Peter A. Inverso (“Executive”), residing at 10 Cardiff Lane, Hamilton, NJ 08690, is hereby entered into effective as of July 1, 2012 (the "Addendum Effective Date"), as follows:

1.           Section 2(a) of the Agreement shall be amended by the addition at the end of Section 2(a) of the following:

"Notwithstanding anything herein to the contrary, as of the Addendum Effective Date, the term of the Agreement shall end on December 31, 2013, unless an extension of such term is otherwise approved thereafter by an affirmative vote of the Board of Directors of the Bank and the Company."

2.           Section 3(a) of the Agreement shall be amended by the addition at the end of Section 3(a) of the following:

"Notwithstanding anything herein to the contrary, effective as of January 1, 2012, the Base Salary of the Executive shall be equal to $344,000 per annum.  Further, the Executive will continue to be eligible to participate in the Company’s and the Bank’s cash incentive plan in accordance with existing Company policies and plan guidelines.  The discretionary component of such cash incentive awards shall be determined based upon an assessment of the Executive’s performance in ensuring a successful succession plan and transition before, during and after the recruitment and hiring of a new President and Chief Executive Officer anticipated to occur by the first calendar quarter of 2013.  "

3.           Section 7 of the Agreement shall be amended by the addition at the end of the first paragraph of Section 7 of the following:

"Notwithstanding anything herein to the contrary, in the event of the Executive's termination of employment at the request of the Bank or the Company prior to December 31, 2013 with respect to Retirement, the Executive shall nevertheless be entitled to continue receiving all compensation and benefits as an employee of the Bank and the Company through December 31, 2013.  Notwithstanding anything herein to the contrary, in the event of the death of the Executive prior to December 31, 2013, the Executive’s estate shall nevertheless continue to receive payment of the Base Salary due the Executive for the balance of the term of the Agreement in lieu of any other period of Base Salary continuation upon death set forth in the Agreement, plus the payment of the pro rata cash incentive plan award for the period of service occurring prior to the date of death."

4.           The Agreement shall be amended by the addition of a new Section 25 as follows:

“25.  Other Matters.

(a)
The Company and the Executive intend to enter into a one year consulting and non-competition agreement to be effective for the period from January 1, 2014 through December 31, 2014 during which time the Executive will serve as a consultant to the Company and its subsidiaries.  Remuneration to be paid to the Executive for such services will be at the rate of $200,000 per annum payable monthly during such period plus reimbursement for ordinary and customary expenses.  During such period, the Executive will not receive additional cash remuneration for any services he may render as a member of the Board of Directors of the Company or any of its subsidiaries.  During such period, the Executive will not be an employee of the Company, the Bank or any subsidiaries of such entities.  Such non-competition restrictions shall not preclude the Executive from providing services as an employee or as a consultant to other business entities that do not compete with the business activities engaged in by the Company, the Bank or RomAsia.

(b)
In addition to the benefits payable to the Executive in accordance with the Roma Bank Supplemental Executive Retirement Plan, dated November 1, 2002, as amended, the Executive shall receive additional retirement income in the amount of $4,167 per month for a period of 84 months commencing as of January 1, 2017 in accordance with a Retirement Income Plan to be entered into by the Company and the Executive prior to December 31, 2012.

(c)
During the term of the Agreement, the Company will reimburse the Executive for the reasonable expenses incurred by the Executive in establishing a home office for the Executive for the convenience and need of the Company in an amount not to exceed $7,500.

(d)	The Board of Directors of the Bank anticipates that the Executive will be re-nominated to serve as a director in 2015 for a term expiring in 2018.

(e)
Subject to necessary action by the Board of Directors of RomAsia Bank, the parties anticipate that the Executive will continue to serve as the Chair of the Board of RomAsia Bank through December 31, 2013.

(f)
Upon the commencement of employment of the new President and CEO, the Executive will assume an advisory role in support of the new President and agrees to be available to advise the new President and to continue to serve as an ambassador of the Bank as requested.

Except as otherwise set forth in this Addendum, all of the other provisions of the Agreement (as incorporated herein to the Addendum by reference) shall remain in full force and effect.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Bank and the Company have caused this Addendum to the Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and the Executive has signed this Agreement, as of the 2nd day of July, 2012, each such party intending to be legally bound thereby.

ATTEST:	BANK

/s/ Margaret L. Scott	By:	/s/ Michele N. Siekerka
Margaret L. Scott		Name: Michele N. Siekerka
Assistant Secretary		Title: Chairman

ATTEST:	COMPANY

/s/ Margaret L. Scott	By:	/s/ Michele N. Siekerka
Margaret L. Scott		Name: Michele N. Siekerka
Assistant Secretary		Title: Chairman

WITNESS:	EXECUTIVE

/s/ Lynn M. Wolverton	By:	/s/ Peter A. Inverso
Peter A. Inverso